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                                  EXHIBIT 99.1

                                 PRESS RELEASE

Contact:  Vivian Lopez, 787-598-0850

96% of Triple-S shares vote in favor of continuing the Special Meeting

San Juan, October 13, 2002- With 96% of shares represented in today's Special Meeting, Triple-S Management shareholders voted in favor of continuing the meeting at a date to be announced shortly. 57.3% of total shares were represented at the Meeting. The Meeting was held to implement the proposal approved by the shareholders in April, 2001. Approval by 75% of the shares issued and outstanding is required in order for the Articles of Incorporation and By-laws to be amended.

The Proposal will increase the shareholders base by permitting more physicians and dentists to acquire shares, and by allowing current shareholders to transfer their shares to their spouse or heirs even if they are not physicians or dentists, said Dr. Fernando Ysern Borras, Chairman of the Triple-S Management Board of Directors.

These objectives will be achieved by creating four classes of shares, Ysern-Borras explained. Current shares will be called Class A Shares. Class C Shares will be created to increase the participation of more physicians and dentists in the company. Class B and D Shares are created to allow shareholders owning Class A and Class C Shares, respectively, to transfer their shares to their spouse or heirs, if these are not physicians or dentists, at the time of their death.

Current Class A Shares, as well as the new Class C Shares to be created, will have the same voting rights regarding corporate affairs, since Triple-S must remain in the hands of the physicians and dentists of Puerto Rico according to corporate philosophy, said Ysern-Borras.

The Chairman of the Board said, in closing: "The Shareholders have shown that Triple-S enjoys solid backing for its continued development, as well as for it to continue as the best resource Puerto Ricans have for excellent health services".

Triple-S Management Corporation, a Puerto Rican company, is Triple-S, Inc.'s holding company. Triple-S, Inc. is the largest health insurance company on the island, insuring 1.2 million Puerto Ricans, and representing nine thousand providers. Among other, Triple-S Management subsidiaries are Triple-C, which administers 39% of the Health Reform population; Seguros Triple-S, an insurance company subsidiary which provides contingency and property insurance; Seguros de Vida Triple-S and Interactive Systems.